Amendment No. 4 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Protective Life Insurance Company
First Variable Capital Services, Inc.
Investment Distributors, Inc.
Investors Brokerage Services, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Protective Life Insurance Company (“you”), First Variable Capital Services, Inc. and Investment Distributors, Inc., your distributors, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated January 1, 2004 and subsequently amended May 1, 2006, September 29, 2006 and May 1, 2007 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule D of the Agreement is deleted and replaced in its entirety with the Schedule D attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of November 1, 2007.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement	Franklin Templeton Variable Insurance Products Trust By: Name: Karen L. Skidmore Title: Vice President

The Underwriter:	Franklin/Templeton Distributors, Inc. By: Name: Thomas Regner Title: Senior Vice President
The Company:	Protective Life Insurance Company By: Name: Carolyn Johnson Title: Executive Vice President and Chief Operating Officer
Distributors of the Company:	First Variable Capital Services Inc. By: Name: Edwin V. Caldwell Title: President
Investment Distributors, Inc. By: Name: Edwin V. Caldwell Title: President
Investors Brokerage Services, Inc. By: Name: Carolyn King Title: President

Schedule D

Contracts of the Company

1.	Capital Estate Builder VUL 8890
2.	Capital Solutions VUL 8980
3.	Capital One Pay VL 8960
4.	Capital Six VA 8860
5.	Capital No Load VA
6.	Capital Five VA 20224
7.	VISTA 20045
8.	Capital Retro Bonus 9000
9.	Protective Variable Annuity
10.	Protective Advantage
11.	Protective Variable Annuity II
12.	Protective RewardsB2A
13.	Protective Access
14.	Protective Values
15.	Protective ValuesAccess
16.	Protective ValuesAdvantage
17.	Protective Premiere II
18.	Protective Preserver
19.	Protective Executive
20.	Protective Protector
21.	Protective FI Variable Annuity
22.	Protective RSG Advantage III
23.	Protective RSG Preferred Plus
24.	ProtectiveAccess XL Variable Annuity

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